Exhibit 10.71

EXECUTION COPY

SETTLEMENT AGREEMENT

THIS AGREEMENT is made BETWEEN:

THERAVANCE BIOPHARMA IRELAND LIMITED whose registered office is at Connaught House, 1 Burlington Road, Dublin 4, D04 C5Y6 (the “Company”, which expression shall, where the context so permits or requires, include any Group Company (as defined below); and

ANN BRADY (the “Employee”),

together the “Parties” and each a “Party”.

WHEREAS IT IS HEREBY AGREED IN CONSIDERATION OF THE PAYMENTS AND COVENANTS HEREINAFTER CONTAINED:

1.	BACKGROUND MATTERS
1.1	The Employee’s employment with the Company will terminate by reason of redundancy on 28 February 2022 (the “Termination Date”).
1.2

The Parties have entered into this Agreement to record and implement the terms on which the Employee’s employment is to terminate and on which they have agreed to settle any claims which the Employee has or may have in connection with their employment or its termination or otherwise against the Company, any Group and/or their current and former officers, agents, shareholders or employees, whether or not these claims are, or could be, in the contemplation of the Parties at the time of signing this Agreement and any updated waiver.

1.3	The Parties intend this Agreement to be an effective waiver of any such claims.
2.	TERMINATION AND RELATED MATTERS
2.1

The Employee’s employment with the Company will terminate on the Termination Date by reason of redundancy on the terms and subject to the conditions set out in this Agreement and without further obligation on the part of the Company, save as expressly provided for in this Agreement.

2.2

During the period from the date of this agreement up to the Termination Date, the Employee’s existing responsibilities shall continue in accordance with her current terms of employment. In addition, the Employee shall conduct such additional duties as required to implement the strategic goals of the Company, including but not limited to:

(a)

supporting the operational aspects of the proposed headcount reductions and restructuring of the business and the orderly disposition of certain partnerships (including by conducting redundancy consultations with impacted employees);

(b)	liaising with the Company, other parts of the business and professional advisors as instructed by the Company;
(c)	continuing to act in the best interest of the Company; and
(d)	other specific duties as reasonably instructed from time to time.

2.3

The Employee shall be eligible to receive a discretionary bonus of €110,071.20 gross, subject to the successful achievement of agreed goals and strictly conditional on the Employee remaining in employment until the Termination Date. The achievement by the Employee of the agreed goals shall be at the sole discretion of the Company (which must be exercised reasonably).

2.4	On the Termination Date, the Employee shall sign an updated waiver in the terms of clause 3 of this Agreement.
2.5	Subject to strict compliance by the Employee with her obligations hereunder (and in particular clause 2.2), the Employee shall receive:
(a)	a statutory redundancy payment in the amount of €7,620.00 gross;
(b)	an ex gratia termination payment from the Company based on her service with the Company in the amount of €254,010.60 gross;
(c)

an additional payment in the amount of €338,298.20 gross in recognition (and strictly conditional on) her performing the additional requirements set out at Paragraph 2 of these terms and strictly conditional on the Employee remaining in employment until the Termination Date;

(d)	to the extent applicable, a gross lump sum payment in lieu of any accrued but untaken annual leave,

with the payments at 2.5(b) and 2.5(c) being referred to as the “Termination Payments”.

2.6

The treatment of the Employee’s outstanding equity awards to acquire ordinary shares of Theravance Biopharma, Inc. shall be governed by the applicable award agreement and plan rules, including but not limited to the Theravance Biopharma, Inc. 2013 Equity Incentive Plan (and the Irish Addendum thereto) or other applicable equity incentive plan. To the extent permissible under the rules of any applicable plans, subject to strict compliance by Employee with her obligations hereunder (and in particular Clause 2.2), the Employee’s outstanding unvested restricted share unit awards (RU002373, RU002664, RU002776, RU002992 and RU003571) that would have vested over the next three fiscal quarters following the Termination Date (i.e., May 20, 2022, August 20, 2022 and November 20, 2022) had she remained employed by the Company through such dates will benefit from accelerated vesting and vest on the Termination Date (the “Vesting Acceleration”). To the extent they vest, such restricted share units will be settled (i.e. the shares subject to such RSUs will be issued to the Employee) on a date or dates to be selected by the Company (expected to be during its open trading window in the second quarter 2022). The Employee acknowledges and agrees that vesting of her outstanding equity awards will cease on the Termination Date and that no further vesting will occur other than pursuant to this Clause 2.6 or pursuant to the Theravance Biopharma, Inc. Change in Control Severance Plan (the “Severance Plan”).

2.7

To the extent Theravance Biopharma, Inc. is subject to a “Change in Control” (as defined in the Severance Plan) within three months after the Termination Date, Employee will be eligible for the severance benefits described in the Severance Plan on the terms and conditions set forth therein.

2.8	With effect from the Termination Date, the Company shall cease to be an active member of the Theravance Biopharma Ireland Limited Pension Scheme.

2.9

The Company agrees to make outplacement counselling available to the employee up to a maximum cost of €9,225 inclusive of VAT (the “Outplacement Payment”). Payment will be made by the Company directly to the outplacement agency upon receipt of a VAT invoice from the agency addressed to it.

2.10	All payments referred to at clause 2.3 and 2.5 above will be processed via payroll in the normal manner following the Termination Date.
2.11

The payments referred to at clause 2.3 and 2.5 are inclusive of any payments due to the Employee under statute, at common law or under the Employee’s contract of employment. Save as expressly provided for in this Agreement, the Employee confirms that with effect from the Termination Date, they will have no entitlement to receive any additional payments of any kind from the Company or any Group Company in connection with their former employment by the Company and its termination (other than those due in respect of basic salary, pension contributions, car allowance and health insurance premium as set out in their contract of employment up to the Termination Date) whether in respect of remuneration, sick pay, annual leave, payment in lieu of annual leave, notice, payment in lieu of notice, health plan premium, car allowance commission, bonuses, benefits in kind or any other employment payments and/or benefits whatsoever.

2.12

All payments specified in this Agreement (and any payments in kind or benefits in kind) are subject to such tax and other deductions as the Company is required to deduct from the gross amount and remit to the Revenue Commissioners under the relevant tax and social welfare legislation.

2.13

In accordance with the Irish Addendum to the Theravance Biopharma, Inc. 2013 Equity Incentive Plan, Employee hereby appoints the Company as agent and/or attorney for the sale of such number of ordinary shares acquired by Employee pursuant to the vesting (whether as a result of the Vesting Acceleration or otherwise) and/or settlement of Employee’s outstanding equity awards to cover: (i) any deductions that the Company and/or the Group Company is required by law to make, including but not limited to deduction of any income tax, universal social charge and employee pay related social insurance due as a result of such vesting and/or settlement; and (ii) all reasonable fees, commissions and expenses incurred in relation to such sale. Employee hereby authorise the payment to the Company and/or the Group Company of the appropriate amount out of the net proceeds of the sale of the ordinary shares.

2.14

The Company agrees to make the Termination Payments in an efficient manner permitted by law provided that the Company shall not be obliged to incur any additional cost, take any action which in its opinion is likely to be prejudicial to its commercial or reputational interests, incur additional risk or seek approval from any third party. The Employee shall, where requested to do so, provide the Company with information in a timely manner to allow it to assess the appropriate tax treatment of any termination payments. The Company has sole discretion as to the tax treatment to be applied to the payment and a delay in the provision in this information may result in a less efficient treatment of the Termination Payments.

2.15

The Employee hereby indemnifies the Company on demand against all and any liabilities to income tax, income levies, universal social charges, employee’s pay related social insurance contributions or similar social security liabilities (“Taxes”) and any interest or penalties thereon or costs related thereto which it may incur in respect of or by reason of payment of the Termination Payments, provided that they do not result from any unreasonable delay or default on the part of the Company and provided that if any demand is made of the Company in relation to the Taxes, the Company will as soon as reasonably practicable upon receipt of any request for payment, assessment, demand or other notification of liability or potential liability to Taxes, or it otherwise becoming aware of any circumstances which may give rise to a claim under this indemnity, inform the Employee and give the Employee an opportunity to comment on any such demand and to make representations to promptly resolve the matter directly to Revenue.

3.	RELEASE AND DISCHARGE
3.1	The terms of this Agreement have been offered by the Company and are accepted by the Employee strictly without admission of liability on the part of the Company.
3.2

The Employee acknowledges and agrees that the provisions of this Agreement, and in particular, the Termination Payments, the Vesting Acceleration and the Outplacement Payment constitute a full and final settlement of any claims, rights of action and demands made and/or which may be made in any jurisdiction by the Employee against the Group and/or any of their respective current and former officers, directors, members or employees and/or professional service providers in connection with their employment by the Company or the termination of such employment, whether such claims arise at common law, in equity, in tort, in contract or pursuant to statute (including but not limited to the Workplace Relations Act 2015 (as amended or extended from time to time), the Redundancy Payments Acts 1967 to 2014, Minimum Notice and Terms of Employment Acts 1973 to 2005, Payment of Wages Act 1991, Organisation of Working Time Act 1997, Employment Equality Acts 1998 to 2015, the Terms of Employment (Information) Acts 1994 to 2014, the Protection of Employment Acts 1977 to 2014, the Data Protection Acts 1988 to 2018, the Protection of Employees (Part-time Work) Act 2001, the Protection of Employees (Fixed-Term Work) Act 2003, the Industrial Relations Acts 1946 to 2015, the Pensions Acts 1990 to 2015, the Maternity Protection Acts 1994 to 2004, the Paternity Leave and Benefit Act 2016, the Adoptive Leave Acts 1995 to 2005, the Parental Leave Acts 1998 to 2019, the Carers Leave Act, 2001, the National Minimum Wage Acts, 2000 to 2015, the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003, the Safety, Health and Welfare at Work Acts 2005 to 2014, the Protected Disclosures Act 2014 and the Unfair Dismissals Acts 1977 to 2015 as amended) and/or pursuant to other employee protection legislation or for personal injury or otherwise howsoever arising whether such claims are or could be known to the Parties or in the contemplation of the Parties at the date of this Agreement.

4.	DIRECTORSHIPS
4.1

The Employee shall continue to serve as a director of the Company up to the Termination Date, unless requested before that date to resign that directorship by the Company, the Board of the Company or any other party authorised by the Board of the Company. On receipt of a request to resign that directorship the Employee shall immediately provide the Company with a signed resignation letter in substantially the same format the agreed form letter at Appendix I hereto. If the Employee refuses to provide such a signed resignation letter the Employee hereby irrevocably appoints Brett A. Grimaud to be the Employee’s attorney and/or agent and in the Employee’s name and on the employee’s behalf to do all such acts and things and to sign all resignation letters and documents as may be necessary to effect the Employee’s resignation from office with the Company.

5.	RETURN OF COMPANY PROPERTY

Save as expressly provided for in this Agreement, the Employee warrants that they will, on or before the Termination Date, return to the Company in good condition any and all property belonging to or relating to the business of the Company and any Group Company which is in the Employee’s possession, custody or control, including, without limitation access swipe cards, the Company’s computer equipment and all other IT equipment and devices, all computer records relating to the Company or to the customers or suppliers of the Company, all printers, laptops, fax machines, mobile phones, corporate credit and security cards, all Company records and all other data and documentation in the Employee’s possession or under the Employee’s control pertaining to the business and affairs of the Company and all other Company property in the Employee’s possession or under the Employee’s control.

6.	EMPLOYEE WARRANTY

The Employee also warrants that up to and as at the date of this Agreement the Employee:

6.1

has not committed any breach of any duty owed to the Company (and for the avoidance of doubt has not admitted the Company to any contractual obligation with any third party of which the Company is not already aware);

6.2

has not, done or failed to do anything which amounts to a repudiatory breach of the express or implied terms of the employment with the employer or which, if it had been done or omitted after the execution of this Agreement, would have been in breach of any of its terms;

6.3

is not aware of any matters relating to any acts or omissions by the Employee or by any director, officer, employee or agent of the Company which if disclosed to the Company might affect its decision to enter into this Agreement; and

6.4

that if the Employee issues or commences any claims or proceedings against the Company, any Group Company and/or any of their current and former officers, directors, employees or agents in relation to claims accepted as settled pursuant to clause 3, the Employee agrees to repay to the Company on demand a sum equal to the value after deduction of income tax and social/national insurance contributions of the Termination Payments. The Employee agrees that in such circumstances the said sum shall be recoverable from the Employee by the Company as debt.

7.	NON-DISCLOSURE

Both Parties agree to keep the fact of and terms of this Agreement strictly private and confidential and agree not to disclose the same to any third party save where such disclosure is required by the law of any jurisdiction (including, for the avoidance of doubt, securities laws).

8.	CONFIDENTIALITY
8.1

The Employee acknowledges that during the term of the employment, the Employee had access to confidential information that is confidential and proprietary to the Company, including but not limited to trade secrets, technical data, information of a business, financial or technical nature and other confidential information relating to the business and affairs of the Company. The Employee undertakes and agrees that all such confidential information shall be and remain at all times the exclusive property of the Company. The Employee further undertakes and agrees that they will not at any time disclose such confidential information to anyone else or utilise it for their own benefit or for the benefit of others without the prior written consent of a duly authorised officer of the Company.

8.2

The Employee agrees that they shall continue to be bound by the confidentiality provisions contained within their terms and conditions of employment as well as her common law duties of fidelity and confidentiality.

8.3

In the event that the Employee breaches the confidentiality obligations set out in their contract of employment, at common law or this Agreement, the Company fully reserves its rights in relation to any action it may take arising from same. For the avoidance of doubt, this may include but not be limited to the withholding of certain of the payments and benefits set out in this Agreement.

9.	CONFIRMATION OF INDEPENDENT LEGAL ADVICE
9.1

The Employee warrants that they have had the opportunity to take independent legal advice on the terms and effect of this Agreement and that the Company has confirmed that its willingness to offer a contribution of €1,000 exclusive of VAT towards the Employee’s legal costs in reviewing this Agreement. Payment will be made by the Company directly to the employee’s solicitor upon receipt of a VAT invoice from the agency addressed to the employee but marked payable by the Company.

9.2

The Employee hereby acknowledges that they understand and accept the effect and implications of this Agreement and that they are entering into this Agreement without coercion of any description and with full understanding that they are releasing and compromising any and all claims that they have or may have against the Group and each of their current and former officers, directors, members or employees and/or professional service providers arising from and/or connected with her former employment with the Company and/or the termination of such employment.

10.	GENERAL
10.1	This Agreement shall be binding on the Parties on signature by both the Employee and on behalf of the Company.
10.2

Save as expressly provided herein, this Agreement supersedes all previous agreements and arrangements (oral or in writing) in relation to any of the matters dealt with within it, and represents the entire agreement reached between the Parties.

10.3	The Parties warrant, represent and undertake to adhere to the terms of this Agreement.
11.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, each of which, when signed, shall be an original and all of which together evidence the same agreement.

12.	GOVERNING LAW AND JURISDICTION

This Agreement is governed by and shall be construed in accordance with the laws of Ireland and the courts of Ireland will have exclusive jurisdiction in relation to any disputes arising in relation to it. Any proceedings, suit or action arising out of or in connection with this Agreement shall therefore be brought in the courts of Ireland.

13.	SUBJECT TO CONTRACT AND WITHOUT PREJUDICE

This Agreement shall be without prejudice and subject to contract until such time as it is signed by both Parties, when it shall be treated as an open document evidencing a binding agreement.

14.	DEFINITION

The definitions in this clause apply in this Agreement.

Group: the Company and any Group Company; and

Group Company: any undertaking which for the time being is a subsidiary undertaking or joint venture of the Company, a holding undertaking of which the Company is a subsidiary undertaking, or a subsidiary undertaking or joint venture of such holding undertaking, or an undertaking in which any of the foregoing has a participating interest (the terms “undertaking”, “subsidiary undertaking” and “holding undertaking” each having the meaning given to it in section 275 of the Companies Act 2014, and the terms “joint venture” and “participating interest” each having the meaning given to it in Schedule 4A to that Act).

Appendix I

Agreed Form Letter of Resignation of Directorship(s)

The Directors

Theravance Biopharma Ireland Limited

Re:Resignation from office.

Theravance Biopharma Ireland Limited (the ‘Company’)

Dear Sirs and Madams,

Take Notice that with effect from the date hereof I hereby resign as a director of the Company and I acknowledge I have no claim for compensation for loss of office, loss of fees, breach of contract, termination of employment or on any other account whatsoever. I confirm that as of the date hereof I have no claims against the Company or any of its holding companies, associated companies or subsidiaries or current or former shareholders, officers or employees whether in Ireland or any other jurisdiction and whether such claims arise in contract, equity, tort, at common law, pursuant to statute or otherwise. I confirm that all fees and expenses due to me have been discharged up to date

Yours faithfully

Ann Brady

Dated:

IN WITNESS whereof the Parties have executed this Agreement in the manner hereinafter appearing:

SIGNED by THERAVANCE BIOPHARMA, INC. for and on behalf of
THERAVANCE BIOPHARA IRELAND LIMITED

/s/ Rick E Winningham

Rick E Winningham

Dated the 2nd day of November, 2021

/s/ Ann Brady

SIGNED by ANN BRADY

in the presence of: /s/ witness

Dated the 2nd day of November, 2021